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                                                                    EXHIBIT 21.1

Subsidiaries of the Company:

UDT Sensors, Inc., California
Rapiscan Security Products (U.S.A.), Inc., California
Ferson Optics, Inc., California
Rapiscan Security Products Limited, United Kingdom
Opto Sensors (Singapore) Pte Ltd, Singapore
Opto Sensors (Malaysia) Sdn. Bhd., Malaysia
Advanced Micro Electronics AS, Norway